EXHIBIT 4.9

BARCLAYS PLC

RULES OF THE

BARCLAYS GROUP SHARE VALUE PLAN

Adopted by the Board Remuneration Committee of Barclays PLC on 16 February 2010

and amended by the Board Remuneration Committee on 15 February 2011 and by the Share

Schemes Committee on 10 February 2012 and 17 February 2014

Amended by shareholders of the Barclays PLC on 27 April 2011

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1.	DEFINITIONS AND INTERPRETATION

1.1	In the Plan, unless the context otherwise requires:

“Adoption Date” means 12 March 2010 being the date on which the Plan was adopted by the Committee;

“Award” means a Conditional Award, a Forfeitable Award, an Option, a Provisional Allocation or such other form of award as determined by the Grantor on or before the Award Date which may relate to Shares or to Capital Instruments;

“Award Date” means in relation to an Award the date specified as such by the Grantor in the Award Letter;

“Award Letter” means a letter containing the information specified in Rule 2.2 in such form as may be prescribed from time to time by the Grantor provided to a Participant informing the Participant of the grant of an Award to him;

“Board” means the board of directors for the time being of the Company or a duly authorised committee of the Board or a duly authorised person;

“Capital Instrument” means a capital instrument or security issued by a member of the Group from time to time;

“Cash Award” means an Award which relates to a cash sum granted under Schedule 2 to the Plan;

“Committee” means the remuneration committee for the time being of the Board (or a duly authorised committee thereof or person or persons duly authorised by the remuneration committee to exercise any of its powers or duties under the Plan) empowered to act on behalf of the Company for all purposes in connection with the Plan or, if there is no such committee in existence at the relevant time, the Board, save that, should any person obtain Control of the Company, the Committee shall mean the members of the Committee immediately before such Control is obtained;

“Company” means Barclays PLC (registered no. 48839);

“Conditional Award” means a conditional right to acquire Securities granted under the Plan;

“Control” means control within the meaning of section 995 of the Income Tax Act 2007;

“Coupon” means an amount paid as interest or a similar payment in respect of Capital Instruments subject to an Award over all or part of the Vesting Period;

“Coupon Equivalent” means an amount that the Grantor may determine to add to a Vesting Portion on a Vesting Date which is equal to the value of any Coupons paid on the Capital Instruments subject to an Award which would have been paid to the Participant in respect of the Capital Instruments acquired on the exercise of an Option or Vesting of a Conditional Award or Provisional Allocation between the Award Date and the date on which the Option first became exercisable or the Conditional Award or Provisional Allocation Vested as the case may be, had those Capital Instruments been beneficially owned by the Participant during that period;

“Dividend Shares” means a number of Shares equal to the value of dividends paid on the Shares subject to an Award over all or any part of the Vesting Period and which may be added to a Vesting Portion on a Vesting Date as determined by the Grantor;

“Eligible Employee” means any person who is an employee or former employee of any member of the Group (including an executive director of the Company) and who is deemed to be eligible to participate by the Grantor;

“Employer” means the employing company of an Eligible Employee or a Participant, as the context so requires;

“Forfeitable Award” means the transfer of the beneficial interest in Forfeitable Securities to a Participant and the subsequent holding of that interest in accordance with the Plan;

“Forfeitable Securities” means Securities comprised in a Forfeitable Award which are subject to certain restrictions and forfeiture under the Plan;

“Grantor” means the Committee or the Trustees, as the case may be, and where the Trustees grant the Award, the grant shall only be made following consultation with the Committee and the Trustees may only exercise their discretions under Rules 2, 3, 4, 6, 7, 8 and 10 of the Plan following consultation with the Committee;

“Group” means the Company and all of its Subsidiaries and the expression “member of the Group” shall be construed accordingly;

“Involved in an Investigation” means:

(a)	where a current or former employee:

(i)	is suspended from employment or placed on paid leave in connection with a disciplinary or regulatory matter (whether internal or external); or

(ii)	is the subject of, undergoing or involved in an investigation in connection with a disciplinary or regulatory matter (whether internal or external); or

(iii)

by virtue of his or her line management responsibilities could become the subject of, undergo or become involved in an investigation in connection with a disciplinary or regulatory matter (whether internal or external); or

(b)	any other category of employee or former employee as determined by the Committee from time to time in its discretion;

“Option” means a right to acquire Securities granted under the Plan which is designated as an option by the Grantor under Rule 2.2;

“Option Price” means the amount, if any, payable on the exercise of an Option;

“Participant” means an Eligible Employee who has been granted an Award or, where applicable, his personal representative;

“Participating Companies” means the Company and other members of the Group which have been nominated by the Committee to participate in the Plan;

“Performance Condition” means a condition related to performance which is specified by the Grantor under Rule 2.2;

“Plan” means the Barclays Group Share Value Plan as constituted by these rules and as amended from time to time in accordance with the provisions hereof;

“Provisional Allocation” means a provisional award of Securities which does not (i) constitute the acquisition by a Participant of an interest in the Securities awarded to him or the acquisition of a right to acquire those Securities or (ii) where the award is made by the Trustees entitle a Participant to claim any interest in the trust fund of the Trust or to compel the Trustees to pay or apply any of the capital or income comprised in the trust fund of the Trust to or for the benefit of a Participant;

“Risk Committee” means the Barclays Group Risk Committee (or a duly authorised committee thereof or a duly authorised person);

“Rules” means the rules of the Plan as set out in this document and “Rule” shall be construed accordingly;

“Securities” means Shares or Capital Instruments as the context so requires;

“Shares” means ordinary shares in the capital of the Company or such other class of shares as may represent the same as a result of any reorganisation, reconstruction or other variation of the share capital of the Company to which the provisions of the Plan may apply from time to time PROVIDED THAT if a corporate event described in Rule 7 occurs, references to “Shares” in Rules 3 to 7 inclusive shall include any consideration received for any such shares under an Award which may otherwise have Vested;

“Special Provisions Schedule” means Schedule 1 to the Plan;

“Subsidiary” means any company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006;

“Trust” means the Barclays Group (PSP) Employees’ Benefit Trust established by a trust deed made between Barclays Bank PLC (1) and Mourant & Co Trustees Limited (2) on 5 August 1996 as amended from time to time (and of which Appleby Trust (Jersey) Limited is the current trustee);

“Trustees” means the trustee or trustees for the time being of the Trust;

“US Participant” means a Participant who (i) is resident in, or a citizen or green card holder of, the United States of America on the Award Date, (ii) is otherwise subject to US taxation on the Award Date or (iii) becomes subject to US taxation prior to exercise or Vesting of an Award;

“Vest” means:

(a)	in relation to a Conditional Award, a Participant becoming entitled to have Securities transferred to him (or his nominee account) subject to the Rules;

(b)	in relation to an Option, it becoming exercisable;

(c)	in relation to a Forfeitable Award, the restrictions imposed on the Forfeitable Securities under the Plan ceasing to apply;

(d)	in relation to a Provisional Allocation, the Grantor determining in its absolute discretion to release some or all of the Securities subject to the Provisional Allocation,

and “Vesting” shall be construed accordingly;

“Vesting Date” means such date as the Grantor shall in its absolute discretion determine in relation to a Vesting Portion of an Award;

“Vesting Period” means the period from the Award Date to the final Vesting Date specified in the Award Letter; and

“Vesting Portion” means such percentage of the Securities subject to an Award (rounded down to the nearest whole Security) as may Vest on or about any Vesting Date as set out in the Award Letter.

1.2

Any reference in the Plan to a statutory provision shall include a reference to that provision as amended or re-enacted from time to time. Where the context permits the singular shall include the plural and vice versa and the masculine gender shall include the feminine.

2.	GRANT OF AWARDS

2.1

Subject to the limitations specified in this Rule 2, the Grantor may in its absolute discretion grant any Eligible Employee an Award in accordance with the Rules and if relevant modified by the Special Provisions Schedule and on such additional terms as the Grantor may specify at the time of grant. For the avoidance of doubt, an Award may not be granted to a person who is not an Eligible Employee.

2.2

The Grantor shall as soon as reasonably practicable on or after the Award Date notify the Eligible Employee of the grant of the Award in writing in an Award Letter. The Award Letter shall specify (without limitation):

(a)	the form of the Award;

(b)	the number of Securities in respect of which the Award is granted or the formula by which such number may be found;

(c)	the Award Date;

(d)	whether the Award is subject to any Performance Condition(s); and

(e)	details of the applicable Vesting Date(s) and Vesting Portion(s).

2.3	The number of Securities in respect of which an Award is to be granted shall be calculated by the Grantor.

2.4	There shall be no consideration payable for the grant of an Award.

2.5

The grant of any Award shall be subject to obtaining any approval or consent required under the United Kingdom Listing Authority Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment.

2.6	An Award may be granted:

(a)	in the 6 weeks beginning with:

(i)	the date on which the Plan is approved by the shareholders of the Company; or

(ii)	the dealing day after the date on which the Company announces its results for any period; or

(iii)	the removal of any restrictions imposed on the Grantor or the Company which prevented an Award from being granted in the period mentioned in (ii); or

(iv)	the date on which changes to any legislation or regulations affecting the Plan are announced or made; or

(b)	at any other time when the Grantor so decides, provided that it is not restricted from granting Awards at that time by law or regulation but an Award may not be granted after 27 April 2021 (that is, the expiry of the period of 10 years beginning with the date on which the Plan is approved by the shareholders of the Company).

2.7

Any Award granted to a Participant is personal to him and shall not be capable of being transferred or otherwise disposed of by a Participant. Any such Award shall lapse immediately if it is so transferred, purported to be transferred or otherwise disposed of or if the Participant is adjudged bankrupt.

2.8

Except in the case of Forfeitable Awards, until an Award Vests, a Participant shall not be entitled to any dividends or other distributions made in respect of the Securities awarded to him and shall have no right to vote in respect of the Securities subject to his Award.

2.9	An Award of Shares may be satisfied:

(a)	by the issue of new Shares; and/or

(b)	by the transfer of treasury Shares; and/or

(c)	by the transfer of Shares (other than the transfer of treasury Shares).

2.10	An Award of Capital Instruments may be satisfied by the issue of new Capital Instruments and/or by the transfer of Capital Instruments.

2.11

The Grantor may decide to change the way in which it is intended that an Award granted as a Conditional Award, an Option or a Provisional Allocation may be satisfied after it has been granted, having regard to the provisions of Rule 5.

3.	VESTING OF AWARDS

3.1

Subject to the remainder of Rule 3 and Rules 6 and 7 and to the satisfaction of any Performance Condition attaching to an Award, the relevant Vesting Portion of an Award (provided it is not a Provisional Allocation) and any Dividend Shares or Coupon Equivalent (if applicable) shall Vest in accordance with Rule 4 on the Vesting Date. In the case of a Provisional Allocation, the Grantor shall, in its absolute discretion, determine whether the Vesting Portion shall Vest on the Vesting Date in accordance with Rule 4.

3.2

Subject to Rules 3.3, 3.4, 3.6 and 6 and to the satisfaction of any Performance Condition attaching to an Award, if on any Vesting Date the Participant is not an employee of the Group, the Grantor may in its absolute discretion and in accordance with Rule 4 allow:

(a)	the relevant Vesting Portion and any Dividend Shares or Coupon Equivalent (if applicable) to Vest on its Vesting Date; or

(b)	a lower number of such Securities and any Dividend Shares or Coupon Equivalent (if applicable) to Vest; or

(c)	no Securities, Dividend Shares or Coupon Equivalent at all to Vest.

3.3

Notwithstanding any other provision of the Plan, and irrespective of whether any Performance Condition attached to an Award has been satisfied, if the Grantor determines in its absolute discretion that the underlying financial health of the Group has significantly deteriorated over the whole or any part of the Vesting Period, such that there are severe financial constraints on the Group which preclude or limit the Group’s ability to facilitate funding of Awards then:

(a)

the Grantor may at its absolute discretion determine that any Vesting Portion and/or Dividend Shares or Coupon Equivalent (if any) that may otherwise Vest may be limited, reduced (to nil if appropriate) and/or made subject to any other condition as the Grantor considers at its absolute discretion appropriate; and

(b)

in the absence of any determination by the Grantor under Rule 3.3(a), the Vesting of any Vesting Portion and/or Dividend Shares or Coupon Equivalent (if any) that may otherwise Vest (including any Securities not released as the result of the exercise of discretion by the Grantor under Rule 3.3 (a)) shall be suspended until such time as the Grantor lifts such suspension or exercises its discretion under Rule 3.3(a) PROVIDED THAT to the extent that the Grantor has not lifted such suspension or exercised its discretion under Rule 3.3(a) within 3 years from the date specified at the Award Date as the final Vesting Date of an Award which remains outstanding and in respect of which Vesting of any Vesting Portion and/or Dividend Shares or Coupon Equivalent (if any) remains suspended under this Rule 3.3(b), all such Awards shall be forfeited and lapse in their entirety, unless the Grantor, in exceptional circumstances, determines otherwise.

3.4

Notwithstanding any other provision of the Plan, and irrespective of whether any Performance Condition attached to an Award has been satisfied, the Grantor may, in its absolute discretion, determine that any Vesting Portion and/or Dividend Shares or Coupon Equivalent (if any) may be reduced (to nil if appropriate) at any time at its discretion, including (but without limitation) as a result of:

(a)

the Group or any Subsidiary’s financial statements having been materially restated at any time whether before or during the Vesting Period other than restatement due to a change in accounting policy or to rectify a minor error;

(b)	the Group or any business unit having suffered a material downturn in its financial performance at any time whether before or during the Vesting Period;

(c)

the Participant having, in the reasonable opinion of the Committee, following consultation with his Employer, deliberately misled the management of the Company, the market and/or the Company’s shareholders regarding the financial performance of the Group or of any Subsidiary at any time whether before or during the Vesting Period;

(d)

the Participant’s actions at any time whether before or during the Vesting Period having, in the reasonable opinion of the Committee, following consultation with his Employer, caused harm to the reputation of the Group and/or the Participant’s business unit;

(e)

the Participant’s actions at any time whether before or during the Vesting Period having, in the reasonable opinion of the Committee, following consultation with his Employer, amounted to misconduct or a material error;

(f)

the Group or the business in which the Participant works having, in the reasonable opinion of the Committee, following consultation with the Risk Committee, suffered a material failure of risk management whether before or during the Vesting Period;

(g)

the Participant’s actions having, in the reasonable opinion of the Committee, following consultation with his Employer, amounted to negligence, incompetence or poor performance at any time whether before or during the Vesting Period; or

(h)

any other matter which, in the reasonable opinion of the Committee, is required to be taken into account to comply with prevailing legal and / or regulatory requirements, which for the avoidance of doubt, includes any regulations or guidance published by a regulator from time to time.

For the purposes of this Rule 3.4, the determination of what constitutes “negligence”, “incompetence”, “poor performance” and “misconduct” shall be determined by the Committee acting in good faith, following consultation with the Employer.

3.5	If a Participant relocates to another jurisdiction before his Award Vests and, as a result of the relocation, the Participant or any member of the Group would be subject to additional tax or social security on the Vesting of the Award or the Vesting of the Award in that other jurisdiction would be subject to any regulatory restriction, approval or consent, the Grantor may determine that the Award may Vest on such terms and during such period preceding the date on which the Participant relocates as the Grantor may determine.

3.6

Notwithstanding any other provision of the Plan, and irrespective of whether any Performance Condition attached to an Award has been satisfied, if, at the time that an Award is due to Vest, a Participant is Involved in an Investigation then the Grantor in its absolute discretion, following consultation with his Employer, may determine that any Vesting of any Vesting Portion and/or Dividend Shares or Coupon Equivalent (if any) shall be suspended until such time as the Grantor lifts such suspension and exercises its discretion to allow the Award to Vest or otherwise reduces the Award (to nil, if appropriate) in accordance with Rule 3.4 PROVIDED THAT if a Participant ceases to be employed by the Group in accordance with Rule 6.4 then the Award shall lapse in its entirety unless the Grantor, in exceptional circumstances, determines otherwise as permitted by Rule 6.4 and/or PROVIDED FURTHER THAT to the extent that the Grantor has not lifted such suspension or exercised its discretion under this Rule 3.6 within 5 years from the date of any such suspension, then all such Awards shall be forfeited and lapse in their entirety, unless the Grantor, in exceptional circumstances, determines otherwise.

4.	CONSEQUENCES OF VESTING

4.1

In the case of a Conditional Award, the Grantor shall, subject to the remainder of this Rule 4, transfer or procure the transfer of the Vesting Portion of the Award to the Participant or his nominee account on or as soon as reasonably practicable after the relevant Vesting Date.

4.2

In the case of an Option, the Option shall, subject to the remainder of this Rule 4, be exercisable in respect of Securities subject to the Vesting Portion for a period determined by the Grantor at the Award Date in its absolute discretion, but being a period of no longer than 10 years from the Award Date, starting with the relevant Vesting Date unless it lapses earlier under Rules 6 or 7. If an Option is not exercised during the last 30 days of that period because of any regulatory restrictions, the Grantor may extend the period during which the Option may be exercised so as to permit the Option to be exercised as soon as those restrictions cease to apply.

4.3

In the case of a Forfeitable Award, the Vesting Portion of the Forfeiture Securities shall cease to be subject to the restrictions imposed on those Forfeitable Securities under the Plan and the Grantor shall, subject to the remainder of this Rule 4, transfer or procure the transfer of the legal title to those Forfeitable Securities and/or any documents of title relating to those Forfeitable Securities to the Participant or his nominee account on or as soon as reasonably practicable on or around the relevant Vesting Date.

4.4

In the case of a Provisional Allocation, if the Grantor determines that any Securities under an Award shall Vest pursuant to Rules 3, 6 or 7, the Grantor shall as soon as reasonably practicable on or around the relevant Vesting Date transfer or procure the transfer to the Participant or his nominee account of the Vesting Portion in such form and manner as the Grantor shall from time to time prescribe in which case:

(a)	the Grantor shall inform the Participant of the release of Securities to him within 28 days of Vesting; and

(b)

the Participant shall from the date of such determination become beneficially entitled to such Securities and shall have the right to receive all dividends or Coupons, as the case may be, paid on such Securities on or after their Vesting (net of any tax payable on such dividends or Coupon) and the right to vote or direct the voting in respect of such Securities (where such Securities are Shares and those Shares are held by the Trustees and the Trustees shall vote in accordance with any such instructions).

4.5	An Award shall not Vest unless and until the following conditions are satisfied:

(a)

if the Grantor so requires, the Participant shall enter into an election to be made jointly with his Employer pursuant to section 431 of the Income Tax (Earnings and Pensions) Act 2003 for the Securities to be treated as if they are not restricted securities for the purposes of Chapter 2, Part 7, Income Tax (Earnings and Pensions) Act 2003;

(b)

subject to Rule 4.6, the Participant shall pay in such manner as the Grantor may from time to time prescribe any such additional amount of which the Grantor may notify the Participant in respect of any deduction on account of tax or similar liabilities as may be required by law which may arise on the release of Securities to him; and

(c)

the Vesting of the Award or exercise of the Option and the transfer of Securities after such Vesting or exercise would be lawful in all relevant jurisdictions and in compliance with the United Kingdom Listing Authority Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment.

4.6

The Grantor may sell, or procure the sale of, such number of Securities which have Vested to meet any obligation of the Grantor, any member of the Group or any other person to deduct tax or employees’ social security contributions or other tax withholding which may be required by law in any jurisdiction or which the Grantor and/or the Employer reasonably considers to be necessary or desirable in respect of the Vesting of an Award.

4.7

An Award shall lapse in accordance with the Plan or to the extent that it does not Vest under the Plan. On the lapse of all or any part of a Forfeitable Award, the beneficial interest (and, if appropriate, the legal interest) of the Forfeitable Securities in respect of which such Award has lapsed shall be transferred for no (or nominal) consideration to any person specified by the Grantor.

5.	LIMITS

5.1

An Award shall not be granted in any calendar year if, at the time of its proposed Award Date, it would cause the number of Shares allocated in the period of 10 calendar years ending with that calendar year under the Plan and under any other executive share plan adopted by the Company to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

5.2

An Award shall not be granted in any calendar year if, at the time of its proposed Award Date, it would cause the number of Shares allocated in the period of 10 calendar years ending with that calendar year under the Plan and under any other employee share plan adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time

5.3	For the purposes of Rules 5.1 and 5.2:

(a)

Shares are allocated when an option, award or other contractual right to acquire unissued Shares or treasury Shares is granted and, where Shares are issued or treasury Shares are transferred otherwise than pursuant to an option, award or other contractual right to acquire Shares, when those Shares are issued or treasury Shares transferred;

(b)

any Shares which have been issued or which may be issued (or any Shares transferred out of treasury or which may be transferred out of treasury) to any Grantor to satisfy the exercise of any option, award or other contractual right granted under any employee share plan shall count as allocated unless they are already treated as allocated under this Rule; and

(c)	for the avoidance of doubt, existing Shares other than treasury Shares that are transferred or over which options, awards or other contractual rights are granted shall not count as allocated.

5.4	For the purposes of Rule 5.3:

(a)	where:

(i) any option, award or other contractual right to acquire unissued Shares or treasury Shares is released or lapses (whether in whole or in part); or

(ii) after the grant of an option, award or other contractual right the Grantor determines that:

                (A)         where an amount is normally payable on its exercise it shall be satisfied without such payment but instead by the payment of cash equal to the gain made on its exercise; or

(B)	it shall be satisfied by the transfer of existing Shares (other than Shares transferred out of treasury)

the unissued Shares or treasury Shares which consequently cease to be subject to the option, award or other contractual right shall not count as allocated; and

(b)	the number of Shares allocated in respect of an option, award or other contractual right shall be such number as the Board shall reasonably determine from time to time.

5.5	Treasury Shares shall cease to count as allocated Shares for the purposes of Rule 5.3 if institutional investor guidelines cease to require such Shares to be so counted.

5.6	Any Award shall be limited and take effect so that the limits in this Rule 5 are complied with.

5.7

No Shares may be issued or treasury Shares transferred to satisfy the Vesting of any Award or the exercise of any Option to the extent that such issue or transfer would cause the number of Shares allocated (as defined in Rule 5.3 and adjusted under Rule 5.4) to exceed the limits in Rules 5.1 and 5.2 except where there is a variation of share capital of the Company which results in the number of Shares so allocated exceeding such limits solely by virtue of that variation.

6.	VESTING AFTER CESSATION OF EMPLOYMENT

6.1

Subject to Rules 3.3, 3.4 and 3.6 and unless a Vesting Portion may Vest before its Vesting Date under Rules 6.2, 6.3, 6.4 and 7, a Vesting Portion may not Vest before the relevant Vesting Date. Any Vesting Portion which does not Vest shall lapse.

6.2

Subject to Rules 3.3, 3.4 and 3.6, if a Participant dies his Award (provided it is not a Provisional Allocation) shall, unless the Grantor decides otherwise in exceptional circumstances, Vest on the earlier of its applicable Vesting Date and the date on which the Grantor is notified of the death in accordance with Rule 4. In the case of a Provisional Allocation, the Grantor shall, in its absolute discretion, decide whether the Award should Vest.

6.3	Subject to Rules 3.3, 3.4 and 3.6, if a Participant ceases to be employed by the Group by reason of:

(a)	injury, disability or ill health;

(b)	redundancy;

(c)	retirement with the agreement of his Employer;

(d)	the company by which he is employed ceasing to be a member of the Group or the undertaking in which he is employed being transferred to a transferee which is not a member of the Group; or

(e)	his Employer terminating his employment, other than in circumstances which, in the reasonable opinion of the Committee, amount to gross misconduct or dismissal for cause his Award (provided it is not a Provisional Allocation) shall, unless the Grantor decides otherwise in exceptional circumstances, Vest on the applicable Vesting Date for each Vesting Portion as set out in the Award Letter and in accordance with Rule 4 PROVIDED THAT if a Participant ceases to be employed by the Group before the Vesting Date of any Vesting Portion the Grantor may allow such unvested Vesting Portions as the Grantor so decides to Vest on the date of such cessation. In the case of a Provisional Allocation, the Grantor shall, in its absolute discretion, decide whether each Vesting Portion should Vest. Any Vesting Portion which does not Vest shall lapse.

6.4

If a Participant ceases to be employed by the Group due to resignation, dismissal for cause or gross misconduct or for any reason other than one of the events specified in Rules 6.2 or 6.3, his Award shall lapse unless the Grantor in its absolute discretion in exceptional circumstances determines otherwise in which case the Grantor may release to the Participant each Vesting Portion on or after the applicable Vesting Date for each Vesting Portion as set out in the Award Letter and in accordance with Rule 4 PROVIDED THAT if a Participant ceases to be employed by the Group before the Vesting Date for any Vesting Portion, the Grantor may allow such unvested Vesting Portions as the Grantor so decides to Vest on the date of such cessation. Any Vesting Portion which does not Vest shall lapse.

6.5

For the purposes of this Rule 6, a Participant shall be deemed to have ceased to be employed by a member of the Group on the day on which his employment terminates, unless the Grantor decides otherwise in its absolute discretion.

7.	TAKE-OVER AND LIQUIDATION

7.1	Rule 7.2 shall apply if:

(a)	any person obtains Control of the Company as a result of making:

(i)

a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by such person) made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all the Company’s ordinary shares (or such of those shares as are not already owned by such person); or

(b)

under section 899 of the Companies Act 2006 the Court sanctions a compromise or arrangement between the Company and its creditors or its members which, if it becomes effective, will result in a person obtaining Control of the Company.

7.2	Subject to Rules 3.3, 3.4 and 3.6, the Grantor shall have absolute discretion to determine whether:

(a)	any Performance Condition should be waived or deemed to be satisfied; and/or

(b)	any Awards should Vest early before their relevant Vesting Dates; and/or

(c)	Awards should continue in the same or a revised form following the change of Control.

7.3

Subject to Rules 3.3, 3.4 and 3.6, if the Company gives notice of a general meeting to consider a resolution for the voluntary winding up of the Company (the “resolution”) the Grantor shall allow Awards to Vest PROVIDED THAT any Vesting pursuant to this Rule 7.3 shall be conditional upon the resolution being duly passed. If the resolution is defeated or withdrawn, the Award shall be unaffected. If the Grantor allows Awards to Vest pursuant to this Rule 7.3, the Participant shall be entitled to share in the assets of the Company with existing holders of the Securities in the same manner as if the Securities had been registered in his name before the resolution was passed.

7.4

Subject to Rules 3.3, 3.4 and 3.6, if, in the opinion of the Grantor, the Company will be affected by any demerger, dividend in specie, special dividend or other transaction which will adversely affect the current or future value of any Award, the Grantor may depending on the form of the Award, acting fairly, reasonably and objectively, allow all unvested Awards to Vest on such event happening.

7.5

On the commencement of any liquidation of the Company (subject to Rule 7.3 and otherwise than in connection with a compromise or arrangement as referred to in paragraph (b) of Rule 7.1) the Award shall lapse.

7.6

If any company (“Acquiring Company”) obtains Control of the Company as a result of making an offer referred to in Rule 7.1 or a compromise or arrangement referred to in Rule 7.1 any Participant may, by agreement with the Acquiring Company, release any Award (“Old Award”) in consideration of the grant to him of an Award (“New Award”) which is equivalent to the Old Award except that it will be over securities in the Acquiring Company or some other company.

The Rules will apply to any New Award granted under this Rule 7.6 as if references to Securities were references to securities over which the New Award is granted and references to the Company were references to the company whose securities are subject to the New Award.

8.	VARIATIONS IN THE SHARE CAPITAL OF THE COMPANY

8.1

In the event of any variation of the share capital of the Company or a demerger, special dividend or other similar event which affects the market price of Securities to a material extent, the Grantor may make such adjustment as it considers appropriate to the number of Securities subject to any Award and, in the case of an Option over Securities and subject to Rule 8.2, the Option Price.

8.2

An adjustment under Rule 8.1 may have the effect of reducing the price at which Shares may be subscribed for on the exercise of an Option to less than their nominal value, but only if and to the extent that the Board is authorised:

(a)

to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the Shares may be subscribed for; and

(b)	to apply that sum in paying up such amount on such Shares

so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

9.	ADMINISTRATION OF THE PLAN

9.1	The Plan shall be administered by the Trustees or the Committee as appropriate, whose decision on any matter connected with the Plan shall be final and binding.

9.2

The Grantor shall determine any dispute about the rights and obligations of any person under the Plan or any question concerning the construction or interpretation or effect of the Plan or any other question in connection with the Plan and its determination shall be final, binding and conclusive on all persons.

9.3

Where the Trustees are the Grantors, the Committee may from time to time make recommendations to the Trustees with regard to the making of Awards, the choice of Participants, Performance Conditions, Vesting Dates or Vesting Portions. The Trustees shall consider all such recommendations but shall not be bound to follow such recommendations or be required to give reasons for any refusal to follow them.

10.	AMENDMENT OF THE PLAN

10.1

Notwithstanding any other provision of the Plan but subject to Rule 10.2, the Grantor may at any time and from time to time in its absolute discretion and without notice modify or amend, in whole or in part, any or all of the provisions of this Plan or suspend or terminate the Plan entirely, provided that no such modification or amendment may be made that would materially adversely affect existing Awards, save in circumstances in which such amendment, modification, suspension or termination is deemed necessary to ensure consistency with Barclays remuneration policy and / or practices (as amended from time to time) or to ensure the Group’s compliance with prevailing legal and / or regulatory requirements, which for the avoidance of doubt, includes any regulations or guidance published by a regulator from time to time.

10.2	Except as described below, no alteration to the advantage of an individual to whom an Award has been or may be granted shall be made under Rule 10.1 to the provisions concerning:

(a)	eligibility;

(b)	the individual limits on participation;

(c)	the overall limits on the issue of Shares or the transfer of Shares out of treasury;

(d)	the basis for determining a Participant’s entitlement to, and the terms of, Securities or cash provided under the Plan;

(e)	the adjustments that may be made in the event of any variation of capital; and

(f)	the terms of this Rule 10.2

without the prior approval by ordinary resolution of the members of the Company in general meeting PROVIDED THAT this shall not apply to any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any member of the Group.

11.	FORFEITABLE SECURITIES

On or before the grant of a Forfeitable Award, each Eligible Employee selected for such an Award must enter into an agreement with the Company under the terms of which the Eligible Employee agrees:

11.1	to have full beneficial ownership of the Securities;

11.2	unless the Grantor decides otherwise, to waive his right to all Coupons, cash and scrip dividends on his Forfeitable Securities until Vesting;

11.3	that he will not assign, transfer, charge or otherwise dispose of any Forfeitable Securities or any interest in them until Vesting save as otherwise required by the Plan;

11.4

if required by the Grantor, to enter into any elections under Part 7 of ITEPA and any election to transfer or any agreement to pay secondary Class 1 National Insurance Contributions (or their equivalents in any jurisdiction) in relation to his Forfeitable Securities; and

11.5	to sign any documentation to give effect to the terms of the Forfeitable Award.

12.	CASH ALTERNATIVE

12.1

Where a Conditional Award or a Provisional Allocation Vests or where an Option has been exercised and Vested Securities have not yet been transferred to the Participant (or his nominee account), the Grantor may determine that, instead of acquiring such number of Vested Securities as the Grantor may decide (but in full and final satisfaction of his right (if any) to acquire those Securities), he shall be paid by way of additional employment income a sum equal to the cash equivalent (as defined in Rule 12.3) of that number of Securities in accordance with the following provisions of this Rule 12.

12.2

Rule 12.1 shall not apply in relation to an Award made to a Participant in any jurisdiction where the presence of Rule 12.1 would cause the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption or adverse tax or social security contributions consequences for the Participant or any member of the Group as determined by the Board provided that this Rule 12.2 shall apply only if its application would prevent the occurrence of a consequence referred to in this Rule 12.2.

12.3	For the purpose of this Rule 12, the cash equivalent of a Security is:

(a)	in the case of a Conditional Award or a Provisional Allocation, the market value of a Security on the day when the Award Vests; and

(b)	in the case of an Option, the market value of a Security on the day when the Option is exercised reduced by the Option Price in respect of that Security.

Market value on any day shall be such value of a Security as the Grantor reasonably determines.

12.4

As soon as reasonably practicable after the Grantor has determined under Rule 12.1 that a Participant shall be paid a sum in substitution for his right (if any) to acquire any number of Vested Securities the Company shall pay to him or procure the payment to him of that sum in cash and if he has already paid the Company for those Securities, the Company shall return to him the amount so paid by him

12.5

There shall be deducted from any payment under this Rule 12 such amounts (on account of tax or similar liabilities) as may be required by law or as the Grantor may reasonably consider to be necessary or desirable.

13.	GENERAL PROVISIONS

13.1	Terms of office or employment

The rights and obligations of any Participant under the terms of his office or employment with any member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate in it. Participants shall waive any and all rights to compensation or damages in consequence of the termination of the office of employment for any reason whatsoever (and regardless of whether such termination is lawful or unlawful) insofar as such rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award under the Plan does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award. The terms of the Plan are separate from and do not form a term of or any part of or create any obligations or rights pursuant to an individual’s contract of employment.

13.2	Tax and other similar liabilities

Any liability of a Participant to taxation or social security contributions or similar liabilities in respect of an Award shall be for the account of the relevant Participant. The Grantor may make an Award and the release of Securities under it conditional on the Participant complying with arrangements specified by the Grantor for the payment of any taxation, employees’ social security contributions or employer’s social security obligations (including, without limitation, the deduction of taxation at source).

13.3	Notices

Any notice or other communication under or in connection with the Plan may be given by personal delivery, electronically or by sending the same by post in the case of a company to its registered office, in the case of the Trustees, to their registered office, in the case of the Committee, to the registered office of the Company and in the case of an individual to his last known address, or, where he is a director or employee of any member of the Group, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

13.4	Data Protection provisions

(a)

The Company and the Trustees will store and process information about a Participant on their computers and in other ways. By “information about a Participant” the Company and the Trustees mean personal information they have obtained from the Participant, the Employer and any other Group companies or other organisations in anticipation of a Participant’s participation in the Plan and during the term of the Plan.

(b)

The Company and the Trustees will use information about a Participant to manage and administer the Plan, give the Participant information about the Plan and his Award, to develop and improve their services to the Participant and other customers and to protect their interests. The Trustees agree to apply the same levels of protection to information about a Participant as the Company is required to in the UK.

(c)	The Company and the Trustees may give information about a Participant and his participation in the Plan to the following:

(i)

a Participant’s Employer and it agents or service providers where disclosure is necessary to enable the Company or the Trustees to discharge their duties and obligations in the management and administration of the Plan (including any disclosure of information as may be necessary to enable the Employer to comply with the requirements of any relevant tax, social security or other governmental authority). (For the purposes of this Rule “Employer” includes any company or other entity of the Group who may become the Participant’s employer during the term of the Plan and any other company or entity which has a duty to comply with any requirements imposed by any relevant tax, social security or other governmental authority in connection with his participation in the Plan.)

(ii)	people who provide a service to the Company or the Trustees or are acting as their agents on the understanding that they will keep the information confidential.

(iii)	anyone to whom the Company or the Trustees transfer or may transfer their rights and duties under the Plan.

(iv)	where the Company or the Trustees have a duty to do so or if the law allows the Company or the Trustees to do so (including any relevant tax, social security or other governmental authority)

Otherwise the Company and the Trustees will keep information about a Participant confidential.

(d)

If the Company or the Trustees transfer information about a Participant to a service provider or agent in another country, they will procure that the service provider or agent agrees to apply the same levels of protection as the Company and the Trustees are required to apply in the UK and other EU jurisdictions and to use information about a Participant only for the purpose of providing the service to the Company or the Trustees.

13.5	Severability of Provisions

If any provision in this Plan is for any reason held by any Court or other competent authority of any jurisdiction to be illegal, invalid or unenforceable in whole or in part, the remaining provisions of this Plan shall continue to be valid and, if appropriate, the affected provision and the legality, validity or enforceability of such provision in any other jurisdiction shall be unaffected.

13.6	Third Parties

No third party has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

13.7	Awards not Pensionable

Awards, Securities and any other benefits provided under the Plan shall not be pensionable.

13.8	Resolution of disputes

Any dispute arising out of or in connection with the Plan, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which rules are deemed to be incorporated by reference into this Rule. In the event of arbitration:

(a)	the number of arbitrators shall be one;

(b)	the seat, or legal place, of arbitration shall be London;

(c)	the language to be used in arbitral proceedings shall be English.

The Grantor and, by accepting the Award, any Participant waive any right of application to determine a preliminary point of law or appeal on a point of law under Sections 45 and 69 of the Arbitration Act 1996.

13.9	Governing Law

This Plan shall be construed, administered and governed in all respects under and by the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute.

SCHEDULE 1: SPECIAL PROVISIONS SCHEDULE

The Special Provisions Schedule takes effect as if the Rules were set out in it incorporating the following modifications.

Words or phrases in this Schedule 1 shall have the same meaning as in Rule 1.1 except as provided below. Except as noted in this Schedule 1, the Rules apply to Awards granted under this Schedule 1.

A.	AWARDS FOR NEW JOINERS

For Eligible Employees who are New Joiners and who are granted an Award under the Plan, the Rules are modified by deleting Rule 6.3(e) and replacing it with the following:

“6.3 (e)        any other reason as determined by the Grantor in its absolute discretion.”

For the purposes of this Schedule 1, “New Joiners” means any person who on the relevant Award Date is an Eligible Employee by reason of his having commenced employment within the Group in the six months (or such period as determined by the Grantor) preceding the Award Date and who is determined to be a New Joiner by the Grantor.

B.	AWARDS TO OVERSEAS ELIGIBLE EMPLOYEES (NON-US)

1.	Brazil

For Eligible Employees resident in Brazil, the Rules are modified by the deletion of the definition of “Award” in Rule 1.1 and its replacement with the following:

““Award” means a Provisional Allocation of Securities to Vest on the Vesting Dates applicable to the Award or an Option to acquire Securities for no payment which shall become exercisable in respect of each Vesting Portion on its applicable Vesting Date for a period of 90 days following which any unexercised Vesting Portion shall lapse.”

2.	Spain

For Eligible Employees resident in Spain, the Rules are modified so that Rule 6.3(e) shall not apply.

3.	Zambia

For Eligible Employees resident in Zambia, Rule 6 is modified by the addition of the following new Rule 6.6:

“6.6 The Zambian Apportionment Act 1870 does not apply to any Award granted under the Plan”.

C.	UNITED STATES SPECIAL PROVISIONS[1]

The following shall apply for all US Participants who are Eligible Employees. Where a Participant becomes a US Participant after the grant of an Award, such Award is modified in a manner consistent with these provisions.

Notwithstanding anything in the Plan to the contrary, Awards granted to a US Participant shall be subject to the following provisions, as applicable:

(a)

The Award Letter provided for Conditional Awards and Awards otherwise subject to section 409A of the United States Internal Revenue Code of 1988, as amended (“Section 409A”) shall include the scheduled payment/settlement date(s) for such Award.

[1]	No Awards in the form of nil-cost Options over Securities or other Options over Capital Instruments shall be granted to US Participants.

(b)	The grant of Dividend Shares and Coupon Equivalents shall not apply to Options.

(c)

Rule 3.3 (b) shall not apply unless the payment delay described in Rule 3.3(b) is legally required under applicable law (within the meaning of US Treasury Regulation Section 1.409A-2(b)(7)(ii)) or the payment would otherwise would jeopardize the Company’s ability to continue as a “going concern” (within the meaning of US Treasury Regulation Section 1.409A-3(d)).

(d)

Notwithstanding anything to the contrary in Rule 3.6, if, at the time that an Award to a US Participant that is subject to Section 409A (other than an Award under which a Participant is determined not to have a “legally binding right” within the meaning of Section 409A) is due to Vest, a Participant is Involved in an Investigation, then the Grantor may decide at its discretion to lapse any such Award. Thereafter, the Grantor, at its absolute discretion, following consultation with the Participant’s Employer, may determine, within 5 years from the date of any such lapse, whether to grant such Participant a new Award on terms as determined by the Grantor.

(e)	Notwithstanding anything to the contrary in the Rules, payment/settlement with respect to any:

(i)

Provisional Allocation or other Award that is exempt from Section 409A or any Dividend Shares or Coupon Equivalents shall be made no later than 2 1⁄2 months following the end of the calendar year in which such Award or amount Vests; and

(ii)

Conditional Award or any other Award that is subject to Section 409A shall be made as soon as practicable following the scheduled payment/settlement date but in no event more than 30 days thereafter, except as otherwise permitted under Section 409A; provided, however, that to the extent a Participant dies before the scheduled Vesting Date(s), such Participant’s Awards shall be paid/settled as soon as practicable following the date of death, but only to the extent then Vested.

(f)

Notwithstanding anything in Rule 6.3 or Rule 7 to the contrary, in the case of a Conditional Award or other Award that is subject to Section 409A, the provisions of Rule 6.3 or 7, as the case maybe, may be invoked to accelerate the Vesting of such Award but not the payment or settlement of such Award. Such Award shall be paid or settled on the originally-scheduled payment/settlement date, unless otherwise permitted under Section 409A.

(g)	Adjustments made pursuant to Rule 8 with respect to any Award granted to a US Participant shall be made in accordance with US Treasury Regulation Section 1.409A-1(b)(5).

(h)

To the extent that a Participant who has been granted an Option becomes subject to US taxation and his Option is determined to have been granted with an option price less than “fair market value” on the Award Date as defined in US Treasury Regulation Section 1.409A-1(b)(5), his Option shall be exercisable only as follows: (i) if the Option is Vested in the year that the Participant becomes subject to US taxation, the Option shall be exercisable only in the first calendar year after the year in which the Participant becomes subject to US taxation; and (ii) if the Option is not Vested in the year that the Participant becomes subject to US taxation, the Option shall be exercisable only in the first calendar year after the year in which the substantial risk of forfeiture (within the meaning of Section 409A) lapses.

(i)	These provisions shall also apply to Cash Awards granted under Schedule 2 to the Plan to the same extent that these provisions apply to other Conditional Awards, Provisional Allocations or Options.

(j)

In the event that a Participant is a “specified employee” (within the meaning of US Treasury Regulation Section 1.409A-1(i)) as of the date of the Participant’s “separation from service” (within the meaning of US Treasury Regulation Section 1.409A-1(h)) and if any Award both (i) constitutes a “deferral of compensation” within the meaning of Section 409A and (ii) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A, then, to the extent necessary to avoid penalties under Section 409A, no Award that is a deferral of compensation shall be paid or settled prior to the first day of the seventh month following the Participant’s separation from service.

SCHEDULE 2: CASH AWARDS

The Rules of the Plan shall apply to a Cash Award granted or to be granted under this Schedule as if it was a Conditional Award, an Option or a Provisional Allocation over Securities as determined by the Grantor, except as set out in this Schedule. References in the Rules of the Plan to Securities shall be read as references to a cash sum where the context so requires. Where there is any conflict between the Rules and this Schedule, the terms of this Schedule shall prevail.

(a)	The Grantor may grant or procure the grant of a Cash Award.

(b)	The Grantor shall determine the form of a Cash Award (Conditional Award, Option or Provisional Allocation) on or before the Award Date of that Cash Award.

(c)	Each Cash Award shall relate to a given number of notional Securities.

(d)

On or as soon as reasonably practicable after the Vesting of a Cash Award structured as a Conditional Award or a Provisional Allocation, the holder of that Award shall be entitled to a cash sum which shall be equal to the “Cash Value” of the notional Vested Securities.

(e)

A Cash Award structured as an Option shall be exercisable in respect of notional Vested Securities for a period determined by the Grantor at the Award Date in its absolute discretion (being a period of no longer than 10 years from the Award Date) beginning with the date on which the Cash Award Vests (unless it lapses earlier under Rule 6.4 or Rule 7). Following the exercise of a Cash Award structured as an Option, the holder of that Award shall be entitled to a cash sum which shall be equal to the “Cash Value” of the notional Vested Securities less the Option Price (if any).

(f)	For the purposes of this Schedule:

(i)

the Cash Value of a notional Security is the Market Value of a Security on the date of Vesting of a Cash Award structured as a Conditional Award or a Provisional Allocation and on the date of exercise of a Cash Award structured as an Option; and

(ii)	the Market Value of a Security on any day shall be determined in accordance with Rule 12.3.

(g)

Any cash sum payable under paragraphs (d) or (e) above shall be paid by the Employer as soon as practicable after the Vesting of the Cash Award under paragraph (d) or its exercise under paragraph (e), net of any deductions (on account of any tax or social security or similar liabilities) as may be required by law.

(h)	For the avoidance of doubt, a Cash Award shall not confer any right on the holder of such an Award to receive Securities or any interest in Securities.

SCHEDULE 3: CONTINGENT CAPITAL AWARDS

DEFINITIONS AND INTERPRETATION

1.1	In this Schedule, unless the context otherwise requires:

“Adoption Date” means 14 March 2011 being the date on which this Schedule was adopted by the Committee;

“Award” means a Conditional Award or a Provisional Allocation of cash to be paid on the Payment Dates applicable to the Award (or any other form of delivery as determined by the Committee, including but not limited to the grant of an award of the Company’s shares under any employee share scheme operated by a member of the Group the terms of which are not included in this Schedule by reference);

“Award Date” means in relation to an Award the date specified as such by the Committee in the Award Letter;

“Award Letter” means a letter containing the information specified in Rule 2.2 in such form as may be prescribed from time to time by the Committee provided to a Participant informing the Participant of the grant of an Award to him;

“Board” means the board of directors for the time being of the Company or a duly authorised committee of the Board or a duly authorised person;

“Capital Condition” means a condition related to the Barclays Group Core Tier 1 capital ratio or another condition relating to capital as determined by the Committee from time to time and as specified by the Committee under Rule 2.2;

“Capital Threshold” means the Barclays Group Core Tier 1 capital ratio threshold, or such other appropriate capital threshold, specified by the Committee on or before the Award Date;

“Committee” means the remuneration committee for the time being of the Board (or a duly authorised committee thereof or person or persons duly authorised by the remuneration committee to exercise any of its powers or duties under this Schedule) empowered to act on behalf of the Company for all purposes in connection with this Schedule or, if there is no such committee in existence at the relevant time, the Board, save that, should any person obtain Control of the Company, the Committee shall mean the members of the Committee immediately before such Control is obtained;

“Company” means Barclays PLC (registered no. 48839);

“Conditional Award” means a conditional right to receive a cash sum granted under this Schedule;

“Control” means control within the meaning of section 995 of the Income Tax Act 2007;

“Core Tier 1 capital ratio” means the Barclays Group Core Tier 1 capital ratio calculated in accordance with the prevailing regulatory requirements as derived from the most recent annual or half-year results published by the Company;

“Coupon” means an amount (expressed as a percentage or otherwise) that may be awarded over all or any part of the Vesting Period and which may be added to a Payment Amount on a Payment Date as determined by the Committee PROVIDED THAT the Committee may in its absolute discretion vary the Coupon at any time during the Vesting Period if such variation will not, in the Committee’s reasonable opinion, materially adversely affect an Award;

“Eligible Employee” means any person who is an employee or former employee of any member of the Group (including an executive director of the Company) and who is deemed to be eligible to participate by the Committee;

“Employer” means the employing company of an Eligible Employee or a Participant, as the context so requires;

“Group” means the Company and all of its Subsidiaries and the expression “member of the Group” shall be construed accordingly;

“Involved in an Investigation” means:

(a)	where a current or former employee:

(i)	is suspended from employment or placed on paid leave in connection with a disciplinary or regulatory matter (whether internal or external); or

(ii)	is the subject of, undergoing or involved in an investigation in connection with a disciplinary or regulatory matter (whether internal or external); or

(iii)

by virtue of his or her line management responsibilities could become the subject of, undergo or become involved in an investigation in connection with a disciplinary or regulatory matter (whether internal or external); or

(b)	any other category of employee or former employee as determined by the Committee from time to time in its discretion;

“Participant” means an Eligible Employee who has been granted an Award or, where applicable, his personal representative;

“Participating Companies” means the Company and other members of the Group which have been nominated by the Committee to participate in this Schedule;

“Payment Amount” means such percentage of the cash (or any other form of delivery as determined by the Committee) subject to an Award as may be payable on or around any Payment Date and “payable” means in relation to:

(a)	a provisional allocation, the Committee determining in its absolute discretion that the Payment Amount shall be paid to the Participant; and

(b)	a conditional award, a Participant becoming entitled to have a Payment Amount paid to him;

“Payment Date” means such date as the Committee shall in its absolute discretion determine in relation to a Payment Amount under an Award as set out in the Award Letter;

“Performance Condition” means a condition related to performance which is specified by the Committee under Rule 2.2;

“Provisional Allocation” means a provisional award of cash which does not constitute the acquisition by a Participant of an interest in the cash awarded to him or the acquisition of a right to that cash;

“Risk Committee” means the Barclays Group Risk Committee (or a duly authorised committee thereof or a duly authorised person);

“Rules” means the rules of this Schedule as set out in this Schedule and Rule shall be construed accordingly;

“Schedule” means the Barclays Contingent Capital Award Schedule as constituted by this Schedule and as amended from time to time in accordance with the provisions hereof;

“Special Provisions Appendix” means the appendix to this Schedule;

“Subsidiary” means any company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006;

“US Participant” means a Participant who (i) is resident in, or a citizen or green card holder of, the United States of America on the Award Date, (ii) is otherwise subject to US taxation on the Award Date or (iii) becomes subject to US taxation prior to exercise or Vesting of an Award;

“Vesting Period” means the period from the Award Date to the final Payment Date specified in the Award Letter.

1.2

Any reference in this Schedule to a statutory provision shall include a reference to that provision as amended or re-enacted from time to time. Where the context permits the singular shall include the plural and vice versa and the masculine gender shall include the feminine.

2.	GRANT OF AWARDS

2.1

Subject to the limitations specified in this Rule 2, the Committee may in its absolute discretion grant any Eligible Employee an Award in accordance with the Rules and if relevant modified by the Special Provisions Appendix and on such additional terms as the Committee or the Employer may specify at the time of grant. For the avoidance of doubt, an Award may not be granted to a person who is not an Eligible Employee.

2.2

The Committee shall as soon as reasonably practicable on or after the Award Date notify the Eligible Employee of the grant of the Award in writing in an Award Letter. The Award Letter shall specify (without limitation):

(a)	the amount in respect of which the Award is granted;

(b)	the Award Date;

(c)	whether the Award is subject to any Performance Condition(s);

(d)	the Capital Condition (being the condition set out in Rule 3.5 or such other Capital Condition as the Committee may specify in the Award Letter);

(e)	whether a Coupon may be awarded over the Vesting Period and at what rate;

(f)	details of the applicable Payment Date(s) and Payment Amount(s); and

(g)	the currency in which each Payment Amount will be paid.

2.3	There shall be no consideration payable for the grant of an Award.

2.4	The grant of any Award shall be subject to obtaining any approval or consent required under any relevant UK or overseas regulation or enactment.

2.5	Awards may be granted at any time when the Company is not subject to any restrictions on the granting of Awards.

2.6

Any Award granted to a Participant is personal to him and shall not be capable of being transferred or otherwise disposed of by a Participant. Any such Award shall lapse immediately if it is so transferred, purported to be transferred or otherwise disposed of or if the Participant is adjudged bankrupt.

3.	PAYMENT

3.1

Subject to the remainder of Rule 3 and Rules 6 and 7 and to the satisfaction of any Performance Condition attaching to an Award, to the extent that the Payment Amount has become payable on the relevant Payment Date, the Employer shall pay the Payment Amount and any Coupon (if applicable) to the Participant in accordance with Rule 4 on or as soon as reasonably practicable after that Payment Date.

3.2

Subject to Rules 3.3, 3.4, 3.5, 3.6 and 6 and to the satisfaction of any Performance Condition attaching to an Award, if on any Payment Date the Participant is not an employee of the Group, the Committee may in its absolute discretion determine that the Employer shall pay to the Participant in accordance with Rule 4:

(a)	the Payment Amount and any Coupon (if applicable) available for payment on or after the Payment Date; or

(b)	a lesser amount of such Payment Amount and/or a lesser amount of such Coupon; or

(c)	no Payment Amount at all and/or no Coupon at all.

3.3

Notwithstanding any other provision of this Schedule, and irrespective of whether any Performance Condition attached to an Award has been satisfied, if the Committee determines in its absolute discretion that the underlying financial health of the Group has significantly deteriorated over the whole or any part of the Vesting Period, such that there are severe constraints on the Group which preclude or limit the Group’s ability to facilitate the funding of Awards then:

(a)

the Committee may at its absolute discretion determine that any Payment Amount and/or Coupon (or part thereof) that may otherwise be payable may be limited, reduced (to nil if appropriate) and/or made subject to any other condition as the Committee considers at its absolute discretion appropriate;

(b)

in the absence of any determination by the Committee under Rule 3.3 (a), the payment of any Payment Amount and/or Coupon that may otherwise be payable (including any part which was not paid as the result of the exercise of discretion by the Committee under Rule 3.3(a)) shall be suspended until such time as the Committee lifts such suspension or exercises its discretion under Rule 3.3(a) PROVIDED THAT to the extent that the Committee has not lifted such suspension or exercised its discretion under Rule 3.3(a) within 3 years from the date specified at the Award Date as the final Payment Date of an Award which remains outstanding and in respect of which payment of any part of a Payment Amount and/or Coupon remains suspended under this Rule 3.3(b), all such Payment Amounts and/or Coupons shall be forfeited and lapse in their entirety, unless the Committee, in exceptional circumstances, determines otherwise; and

(c)

the Committee may at its absolute discretion determine that any Payment Amount and/or Coupon (or part thereof) that may otherwise be payable may be limited or reduced if the Core Tier 1 capital ratio falls or has fallen below the relevant Capital Threshold. Any such limitation or reduction shall take account of the impact on the shareholders of the Company of any action taken by the Group to increase the Core Tier 1 capital ratio to above such Capital Threshold.

3.4

Notwithstanding any other provision of this Schedule, and irrespective of whether any Performance Condition attached to an Award has been satisfied, the Committee may, in its absolute discretion, determine that any Payment Amount and/or Coupon (or part thereof) may be reduced (to nil if appropriate) at any time at its discretion including (but without limitation) as a result of:

(a)

the Group or any Subsidiary’s financial statements having been materially restated at any time whether before or during the Vesting Period other than restatement due to a change in accounting policy or to rectify a minor error;

(b)	the Group or any business unit having suffered a material downturn in its financial performance at any time whether before or during the Vesting Period;

(c)

the Participant having, in the reasonable opinion of the Committee, following consultation with his Employer, deliberately misled the management of the Company, the market and/or the Company’s shareholders regarding the financial performance of the Group or of any Subsidiary at any time whether before or during the Vesting Period;

(d)

the Participant’s actions at any time whether before or during the Vesting Period having, in the reasonable opinion of the Committee, following consultation with his Employer, caused harm to the reputation of the Group and/or the Participant’s business unit;

(e)

the Participant’s actions at any time whether before or during the Vesting Period having, in the reasonable opinion of the Committee, following consultation with his Employer, amounted to misconduct or a material error;

(f)

the Group or the business in which the Participants is employed having, in the reasonable opinion of the Committee, following consultation with the Risk Committee, suffered a material failure of risk management whether before or during the Vesting Period;

(g)

the Participant’s actions having, in the reasonable opinion of the Committee, following consultation with his Employer, amounted to negligence, incompetence or poor performance at any time whether before or during the Vesting Period; or

(h)

any other matter which, in the reasonable opinion of the Committee, is required to be taken into account to comply with prevailing legal and / or regulatory requirements, which for the avoidance of doubt, includes any regulations or guidance published by a regulator from time to time.

For the purposes of this Rule 3.4, the determination of what constitutes “negligence”, “incompetence”, “poor performance” and “misconduct” shall be determined by the Committee acting in good faith, following consultation with the Employer.

3.5

Notwithstanding any other provision of this Schedule, and irrespective of whether any Performance Condition attached to an Award has been satisfied, if immediately before a Payment Date the Core Tier 1 capital ratio has:

(a)	fallen below the Capital Threshold; or

(b)	would fall below the Capital Threshold if the Payment Amount and/or the associated Coupon payable on that Payment Date were paid,

then all outstanding Payment Amounts that may otherwise be or become payable shall be suspended until such time as the Committee determines otherwise PROVIDED THAT the Committee may only lift such suspension at a time when the Core Tier 1 capital ratio is at least equal to the Capital Threshold and would not fall below such Capital Threshold as a result of the payment of any such Payment Amount. In determining that any Payment Amounts should be paid following the lifting of such suspension, the Committee shall pay due regard to Rule 3.3(c). To the extent that any Payment Amounts remain suspended under this Rule 3.5 following publication of the annual report following the fifth anniversary of the date of suspension, then all such suspended Payment Amounts shall be forfeited and lapse in their entirety.

If any Award or part of an Award is suspended in accordance with this Rule 3.5, then the Coupon (if any) in respect of that Award shall lapse in full at the time of such suspension.

3.6

Notwithstanding any other provision of the Plan, and irrespective of whether any Performance Condition attached to an Award has been satisfied, if, at the time of payment of any Payment Amount and/or Coupon that the Committee may otherwise have determined would be payable, a Participant is Involved in an Investigation then the Committee in its absolute discretion, following consultation with his Employer, may determine that any Payment Amount and/or Coupon shall be suspended until such time as the Committee lifts such suspension and exercises its discretion to allow the payment or otherwise reduces the Award (to nil, if appropriate) in accordance with Rule 3.4 PROVIDED THAT if a Participant ceases to be employed by the Group in accordance with Rule 6.4 then the Award shall lapse in its entirety unless the Committee, in exceptional circumstances, decides otherwise as permitted by Rule 6.4 and / or PROVIDED FURTHER THAT to the extent that the Committee has not lifted such suspension or exercised its discretion under this Rule 3.6 within 5 years from the date of any such suspension, then all such Payment Amounts and/or Coupons shall be forfeited and lapse in their entirety, unless the Committee, in exceptional circumstances, determines otherwise.

4.	MANNER OF PAYMENT

4.1

When Payment Amounts become payable pursuant to Rules 3, 6 or 7, the Employer shall as soon as reasonably practicable after the relevant Payment Date pay to a Participant the amount of cash available for payment under the Award determined in accordance with Rules 3, 6 and 7 and shall inform the Participant of the payment of cash to him within 28 days of such payment PROVIDED THAT any cash which is not so paid shall cease to be available for payment.

4.2

All Payment Amounts and Coupons shall, where applicable, be subject to deduction of tax and employees’ social security contributions or other tax withholding which may be required by law in any jurisdiction or which the Committee and/or the Employer reasonably considers to be necessary or desirable.

5.	LIMITATION ON PAYMENT

Subject to Rules 3, 6 and 7, Payment Amounts may be paid to a Participant who has ceased to be an Eligible Employee.

6.	PAYMENT AFTER CESSATION OF EMPLOYMENT

6.1

Subject to Rules 3.3, 3.4, 3.5 and 3.6 and unless a Payment Amount may be paid before its Payment Date under Rules 6.2, 6.3, 6.4 and 7, a Payment Amount may only be paid on or as soon as reasonably practicable after its Payment Date. Any Payment Amount which is not so paid shall lapse.

6.2

Subject to Rules 3.3, 3.4, 3.5 and 3.6, if a Participant dies his Award (provided it is not a Provisional Allocation) shall, unless the Committee decides otherwise in exceptional circumstances, become payable on the earlier of its applicable Payment Date and the date on which the Committee is notified of the death in accordance with Rule 4. In the case of a Provisional Allocation, the Committee shall, in its absolute discretion, decide whether the Award should become payable.

6.3	Subject to Rules 3.3, 3.4, 3.5 and 3.6, if a Participant ceases to be employed by the Group by reason of:

(a)	injury;

(b)	disability;

(c)	ill health;

(d)	redundancy;

(e)	retirement with the agreement of his Employer;

(f)	the company by which he is employed ceasing to be a member of the Group or the undertaking in which he is employed being transferred to a transferee which is not a member of the Group;

(g)	his Employer terminating his employment, other than in circumstances which, in the reasonable opinion of the Committee, amount to gross misconduct or dismissal for cause his Award (provided it is not a Provisional Allocation) shall, unless the Committee decides otherwise in exceptional circumstances, become payable on the applicable Payment Date for each Payment Amount as set out in the Award Letter and in accordance with Rule 4 PROVIDED THAT if a Participant ceases to be employed by the Group before the Payment Date of any Payment Amount the Committee may allow such unpaid Payment Amounts as the Committee so decides to become payable on the date of such cessation. In the case of a Provisional Allocation, the Committee shall, in its absolute discretion, decide whether each Payment Amount should become payable. Any Payment Amount which does not become payable shall lapse.

6.4

If a Participant ceases to be employed by the Group due to resignation, dismissal for cause or gross misconduct or for any reason other than one of the events specified in Rules 6.2 or 6.3, his Award shall lapse unless the Committee in its absolute discretion in exceptional circumstances determines otherwise in which case the Committee may determine that unpaid Payment Amounts shall be paid to the Participant on or after the applicable Payment Date for each Payment Amount as set out in the Award Letter and in accordance with Rule 4 PROVIDED THAT if a Participant ceases to be employed by the Group before the Payment Date for any Payment Amount, the Committee may in its absolute discretion determine that any unpaid Payment Amounts as the Committee so determines shall be paid to the Participant as soon as reasonably practicable after the date of such cessation. Any Payment Amount which is not so paid shall lapse.

6.5

For the purposes of this Rule 6, a Participant shall be deemed to have ceased to be employed by a member of the Group on the day on which his employment terminates, unless the Committee decides otherwise in its absolute discretion.

7.	TAKE-OVER AND LIQUIDATION

7.1	Rule 7.2 shall apply if:

(a)	any person obtains Control of the Company as a result of making:

(i)

a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by such person) made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all the Company’s ordinary shares (or such of those shares as are not already owned by such person); or

(b)

under section 899 of the Companies Act 2006 the Court sanctions a compromise or arrangement between the Company and its creditors or its members which, if it becomes effective, will result in a person obtaining Control of the Company.

7.2	Subject to Rules 3.3, 3.4, 3.5 and 3.6, the Committee shall have absolute discretion to determine whether:

(a)	any Performance Condition should be waived or deemed to be satisfied; and/or

(b)	any Payment Amounts and any Coupons (if applicable) should be paid out to Participants early; and/or

(c)	Awards should continue in the same or a revised form following the change of Control.

8.	ADMINISTRATION OF THIS SCHEDULE

8.1	This Schedule shall be administered by the Committee whose decision on any matter connected with this Schedule shall be final and binding.

8.2

The Committee shall determine any dispute about the rights and obligations of any person under this Schedule or any question concerning the construction or interpretation or effect of this Schedule or any other question in connection with this Schedule and its determination shall be final, binding and conclusive on all persons

9.	AMENDMENT OF THIS SCHEDULE

9.1

Notwithstanding any other provision of this Schedule, the Committee may at any time and from time to time in its absolute discretion and without notice modify or amend, in whole or in part, any or all of the provisions of this Schedule or suspend or terminate this Schedule entirely, provided that no such modification or amendment may be made that would materially adversely affect existing Awards in particular in respect of Payment Dates, Payment Amounts, Coupons, Performance Conditions and the method of delivery of Awards, save in circumstances in which such amendment, modification, suspension or termination is deemed necessary to ensure consistency with Barclays remuneration policy and / or practices (as amended from time to time) or to ensure the Group’s compliance with prevailing legal and / or regulatory requirements, which for the avoidance of doubt, includes any regulations or guidance published by a regulator from time to time.

9.2	Except as described below, no alteration to the advantage of an individual to whom an Award has been or may be granted shall be made under Rule 9.1 to the provisions concerning:

(a)	eligibility;

(b)	the individual limits on participation;

(c)	the overall limits on the payment of cash;

(d)	the basis for determining a Participant’s entitlement to, and the terms of, cash provided under the Plan; and

(e)	the terms of this Rule 9.2

without the prior approval by ordinary resolution of the members of the Company in general meeting PROVIDED THAT this shall not apply to any minor alteration to benefit the administration of this Schedule, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any member of the Group.

10.	GENERAL PROVISIONS

10.1	Terms of office or employment

The rights and obligations of any Participant under the terms of his office or employment with any member of the Group shall not be affected by his participation in this Schedule or any right which he may have to participate in it. Participants shall waive any and all rights to compensation or damages in consequence of the termination of the office of employment for any reason whatsoever (and regardless of whether such termination is lawful or unlawful) insofar as such rights arise or may arise from his ceasing to have rights under this Schedule as a result of such termination. Participation in this Schedule shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award under this Schedule does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award. The terms of this Schedule are separate from and do not form a term of or any part of or create any obligations or rights pursuant to an individual’s contract of employment.

10.2	Tax and other similar liabilities

Any liability of a Participant to taxation or social security contributions or similar liabilities in respect of an Award shall be for the account of the relevant Participant. The Committee may make an Award and the payment of cash under it conditional on the Participant complying with arrangements specified by the Committee for the payment of any taxation, employees’ social security contributions or employer’s social security obligations (including, without limitation, the deduction of taxation at source).

10.3	Notices

Any notice or other communication under or in connection with this Schedule may be given by personal delivery, electronically or by sending the same by post in the case of a company to its registered office and in the case of an individual to his last known address, or, where he is a director or employee of any member of the Group, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by first class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

10.4	Data Protection provisions

(a)

The Company will store and process information about a Participant on its computers and in other ways. By “information about a Participant” the Company means personal information it has obtained from the Participant, the Employer and any other Group companies or other organisations in anticipation of a Participant’s participation in this Schedule and during the term of this Schedule.

(b)

The Company will use information about a Participant to manage and administer this Schedule, give the Participant information about this Schedule and his Award, to develop and improve their services to the Participant and to protect their interests.

(c)	The Company may give information about a Participant and his participation in this Schedule to the following:

(i)

a Participant’s Employer and it agents or service providers where disclosure is necessary to enable the Company to discharge its duties and obligations in the management and administration of this Schedule (including any disclosure of information as may be necessary to enable the Employer to comply with the requirements of any relevant tax, social security or other governmental authority). (For the purposes of this Rule “Employer” includes any company or other entity of the Group who may become the Participant’s employer during the term of this Schedule and any other company or entity which has a duty to comply with any requirements imposed by any relevant tax, social security or other governmental authority in connection with his participation in this Schedule.)

(ii)	people who provide a service to the Company or are acting as their agents on the understanding that they will keep the information confidential.

(iii)	anyone to whom the Company transfers or may transfer its rights and duties under this Schedule.

(iv)	where the Company has a duty to do so or if the law allows the Company to do so (including any relevant tax, social security or other governmental authority)

Otherwise the Company will keep information about a Participant confidential.

(d)

If the Company transfers information about a Participant to a service provider or agent in another country, it will procure that the service provider or agent agrees to apply the same levels of protection as the Company is required to apply in the UK and other EU jurisdictions and to use information about a Participant only for the purpose of providing the service to the Company.

10.5	Severability of Provisions

If any provision in this Schedule is for any reason held by any Court or other competent authority of any jurisdiction to be illegal, invalid or unenforceable in whole or in part, the remaining provisions of this Schedule shall continue to be valid and, if appropriate, the affected provision and the legality, validity or enforceability of such provision in any other jurisdiction shall be unaffected.

10.6	Third Parties

No third party has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Schedule.

10.7	Awards not Pensionable

Awards, payments of cash and any other benefits provided under this Schedule shall not be pensionable.

10.8	Resolution of disputes

Any dispute arising out of or in connection with this Schedule, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which rules are deemed to be incorporated by reference into this Rule. In the event of arbitration:

(a)	the number of arbitrators shall be one;

(b)	the seat, or legal place, of arbitration shall be London;

(c)	the language to be used in arbitral proceedings shall be English.

The Committee and, by accepting the Award, any Participant waive any right of application to determine a preliminary point of law or appeal on a point of law under Sections 45 and 69 of the Arbitration Act 1996.

10.9	Governing Law

This Schedule shall be construed, administered and governed in all respects under and by the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute

SPECIAL PROVISIONS APPENDIX

The Special Provisions Appendix takes effect as if the Rules of this Schedule 3 were set out in it incorporating the following modifications:

1.	Awards to New Joiners

For Eligible Employees who are New Joiners and who are granted an Award under Schedule 3, the Rules are modified by deleting sub clause 6.3 (g) and replacing it with the following:

“6.3 (g) any other reason as determined by the Committee in its absolute discretion.”

For the purposes of this Special Provisions Appendix, “New Joiners” means any person who on the relevant Award Date is an Eligible Employee by reason of his having commenced employment within the Group in the six months (or such period as determined by the Committee) preceding the Award Date and who is determined to be a New Joiner by the Committee.

2.	Spain

For Eligible Employees resident in Spain, the Rules are modified so that Rule 6.3(g) shall not apply.

3.	Zambia

For Eligible Employees resident in Zambia, Rule 6 is modified by the addition of the following new Rule 6.6:

“6.6	The Zambian Apportionment Act 1870 does not apply to any Award granted under this Schedule”.

4.	USA

The following shall apply for all US Participants who are Eligible Employees. Where a Participant becomes a US Participant after the grant of an Award, such Award is modified in a manner consistent with this Appendix.

Notwithstanding anything in this Schedule 3 to the contrary, Awards granted to US Participants shall be subject to the following provisions, as applicable:

(a)

Rule 3.3(b) shall not apply, unless the payment delay described in Rule 3.3(b) is legally required under applicable law (within the meaning of US Treasury Regulation Section 1.409A-2(b)(7)(ii)) or the payment would otherwise would jeopardize the Company’s ability to continue as a “going concern” (within the meaning of US Treasury Regulation Section 1.409A-3(d)).

(b)

Notwithstanding anything to the contrary in Rule 3.6, if, at the time of payment of any Payment Amount and/or Coupon that the Committee may otherwise have determined would be payable under an Award to a US Participant that is subject to Section 409A (other than an Award under which a Participant is determined not to have a “legally binding right” within the meaning of Section 409A), a Participant is Involved in an Investigation, then the Committee may decide at its discretion to lapse any such Award. Thereafter, the Committee, at its absolute discretion, following consultation with the Participant’s Employer, may determine, within 5 years from the date of any such lapse, whether to grant such Participant a new Award on terms as determined by the Committee.

(c)	The proviso under Rule 6.3 shall not apply.

(d)	The proviso under Rule 6.4 shall not apply.

(e)

The Awards under this Appendix are intended to be exempt from Section 409A of the US Internal Revenue Code of 1986, as amended. However, in the event that a Participant is a “specified employee” (within the meaning of Treasury Regulations §1.409A-1(i)) as of the date of the Participant’s “separation from service” (within the meaning of Treasury Regulations §1.409A-1(h)) and if any Award both (i) constitutes a “deferral of compensation” within the meaning of Section 409A and (ii) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A, then, to the extent necessary to avoid penalties under Section 409A, no Award that is a deferral of compensation shall be paid or settled prior to the first day of the seventh month following the Participant’s separation from service.